EXHIBIT 5.1








                                                 December 13, 1996


Enzon, Inc.
20 Kingsbridge Road
Piscataway, New Jersey   08854


Ladies and Gentlemen:

                  You have requested our opinion with respect to the registration by Enzon, Inc., a Delaware corporation (the "Company") pursuant to a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 3,440,000 shares of the Company's common stock, $.01 par value per share (the "Common Stock" or "Common Shares"). Of such 3,440,000 shares (i) 240,000 may be issued to members of the Board of Directors who are not officers and/or employees of the Company pursuant to the Independent Directors' Stock Plan, and (ii) 3,200,000 are issuable upon exercise of options (the "Options") to purchase shares of Common Stock which have been or may be granted to employees, officers, directors or consultants of the Company pursuant to the Company's Non-Qualified Stock Option Plan, as amended (collectively, the "Plans").

                  In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as we have deemed relevant and necessary to form a basis for the opinions hereinafter expressed. In conducting such examination, we have assumed (i) that all signatures are genuine, (ii) that all documents and instruments submitted to us as copies conform with the originals, and (iii) the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to any facts material to this opinion, we have relied upon statements and representations of officers and other representatives of the Company and certificates of public officials and have not independently verified such facts.


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Enzon, Inc.
December 13, 1996
Page Two



                  Based upon the foregoing, it is our opinion that the Common Shares issuable under, or issuable upon exercise of the Options issued or issuable under the Plans will be validly issued, fully paid and non-assessable when issued in accordance with the Plans.

                  We express no opinion as to the laws of any jurisdiction other than the State of New York, the United States of America, and, solely with respect to matters of corporate organization and authority, the General Corporation Law of the State of Delaware. We are not admitted to the practice of law in the State of Delaware. Insofar as the foregoing opinion relates to matters that would be controlled by the substantive laws of any jurisdiction other than the United States of America, the General Corporation Law of the State of Delaware with respect to matters of corporate organization and authority, or the State of New York, we have assumed, that the substantive laws of such jurisdiction conform in all respects to the internal laws of the State of New York.

                  We hereby consent to the reference to our firm in the Registration Statement relating to the registration of the Common Shares and the Common Shares issuable upon exercise of Options which have been or may be granted under the Plans.


                                                               Very truly yours,

                                                              /S/ ROSS & HARDIES
                                                                  Ross & Hardies